Exhibit 99.1

GAP INC. APPOINTS BRIAN GOLDNER TO ITS BOARD OF DIRECTORS

Hasbro, Inc. CEO Brings More Than Three Decades Leadership Experience,
Including a Focus on Transformative Change and Digital Innovation

SAN FRANCISCO - August 11, 2016 - Gap Inc. (NYSE: GPS) today announced that Brian Goldner has been elected to serve on the Gap Inc. board of directors, effective August 12, 2016.

Mr. Goldner, 53, is currently chairman, president and chief executive officer of Hasbro, Inc. Since joining the company in 2000 and taking on the role of president and chief executive officer in 2008, Mr. Goldner has driven Hasbro’s evolution from a traditional toy and game company to a branded-play company through the global reinvention of Hasbro’s portfolio.

“Brian’s ability to drive transformative change is impressive, as his leadership has enabled Hasbro to emerge as one of the most profitable and forward-thinking companies in the toy and game industry,” said Bob Fisher, chairman of the board, Gap Inc. “We look forward to leveraging Brian’s drive for innovation, as we accelerate our efforts to win in this next era of retail.”

During his tenure at Hasbro, Mr. Goldner has been credited for driving the company's successful digital strategy, including digital gaming, marketing and e-commerce, as well as its burgeoning lifestyle licensing business. He also spearheaded Hasbro’s entry into entertainment across a variety of platforms, including the formation of a joint venture with Discovery Communications to create a television network for kids and families and orchestrating major deals with motion picture studios to create movies based on Hasbro’s best known brands.

Prior to being named chief executive officer, Mr. Goldner served in numerous leadership roles at Hasbro including chief operating officer and president of the company’s Toy segment globally, as well as U.S. Toys.

“I’m honored to join Gap Inc.’s board of directors as the company tackles rapid and exciting change in the retail industry,” said Mr. Goldner. “I look forward to working with Art Peck and the board to contribute to the company’s next phase of growth.”

Previously, Mr. Goldner was executive vice president and chief operating officer of Tokyo-based toy and entertainment company, Bandai America. Earlier in his career, he held a number of management positions in the advertising and marketing industry, where he led accounts for some of the world’s most recognizable entertainment and consumer-goods brands.

In addition to being a member of Hasbro's board of directors, Mr. Goldner has served on the board of The Miriam Hospital and The Rhode Island Hospital, both in Providence, RI.   He is a member of the Producers Guild of America and sits on the board of trustees at Moses Brown School in Providence, RI.

Mr. Goldner is a graduate of Dartmouth College and the Executive Education Program at the Amos Tuck School.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com